CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$4,144,000	$295.47

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $114,763.48 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $295.47 offset against the registration fee due for this offering and of which $114,468.01 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 411 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 60-A-II dated February 5, 2009	Registration Statement No. 333-155535 Dated January 22, 2010 Rule 424(b)(2)

Structured Investments	$4,144,000 Buffered Return Enhanced Notes Linked to the Dow Jones — UBS Commodity Index 3 Month ForwardSM due January 27, 2012

General

  The notes are designed for investors who seek a return of 1.34 times the appreciation of the Dow Jones — UBS Commodity Index 3 Month ForwardSM up to a maximum total return on the notes of 18.09% at maturity. Investors should be willing to forgo interest payments and, if the Index declines by more than 15%, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing January 27, 2012†
  Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof
  The notes priced on January 22, 2010 and are expected to settle on or about January 27, 2010.

Key Terms

Index:	Dow Jones — UBS Commodity Index 3 Month ForwardSM (Bloomberg ticker: “DJUBSF3”) (the “Index”). See “Supplemental Information About the Index” in this pricing supplement.
Upside Leverage Factor:	1.34
Payment at Maturity:

If the Ending Index Level is greater than the Initial Index Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by the Upside Leverage Factor of 1.34, subject to a Maximum Total Return on the notes of 18.09%. For example, if the Index Return is greater than 13.50%, you will receive the Maximum Total Return on the notes of 18.09%, which entitles you to a maximum payment at maturity of $1,180.90 for every $1,000 principal amount note that you hold. Accordingly, if the Index Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + [$1,000 x (Index Return x 1.34)]

Your principal is protected against up to a 15% decline of the Index at maturity. If the Ending Index Level is equal to or declines from the Initial Index Level by up to 15%, you will receive the principal amount of your notes at maturity.

If the Ending Index Level declines from the Initial Index Level by more than 15%, you will lose 1.1765% of the principal amount of your notes for every 1% that the Index declines beyond 15% and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Index Return + 15%) x 1.1765]
You will lose some or all of your investment at maturity if the Ending Index Level declines from the Initial Index Level by more than 15%.
Buffer Amount:	15%
Downside Leverage Factor:	1.1765
Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The closing level of the Index on the pricing date, which was 274.5314
Ending Index Level:	The closing level of the Index on the Observation Date
Observation Date:	January 24, 2012†
Maturity Date:	January 27, 2012†
CUSIP:	48124AFM4
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 60-A-II or early acceleration in the event of a hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 60-A-II and in “Selected Risk Considerations — Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes” in this pricing supplement.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 60-A-II and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$15	$985

Total	$4,144,000	$62,160	$4,081,840

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-24 of the accompanying product supplement no. 60-A-II.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $15.00 per $1,000 principal amount note. See “Plan of Distribution” beginning on page PS-55 of the accompanying product supplement no. 60-A-II.

The agent for this offering, JPMSI, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 22, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 60-A-II dated February 5, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated January 20, 2010 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 60-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 60-A-II dated February 5, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000529/e34416_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Supplemental Information About the Index

Dow Jones & Company, Inc., in conjunction with UBS Securities LLC (“UBS”), calculates forward month versions of the Dow Jones — UBS Commodity IndexSM, which index is described under “The Dow Jones — AIG Commodity IndexSM” in the accompanying product supplement no. 60-A-II, as supplemented in the information set forth in the next paragraph. The Dow Jones — UBS Commodity Index 3 Month ForwardSM tracks exposure to longer-dated commodity futures contracts. The Dow Jones — UBS Commodity Index 3 Month ForwardSM follows the methodology of the Dow Jones — UBS Commodity Index as described in the accompanying product supplement no. 60-A-II, except that the futures contracts used for calculating the Dow Jones — UBS Commodity Index 3 Month ForwardSM are advanced, as compared to the Dow Jones — UBS Commodity Index, such that the delivery months for the reference contracts are three months later than those of the corresponding reference contracts used for the Dow Jones — UBS Commodity Index. The Dow Jones — UBS Commodity Index 3 Month ForwardSM is reported by Bloomberg under the ticker symbol “DJUBSF3 <Index>”.

On May 6, 2009, UBS completed its acquisition of the commodity index business of AIG-FP Financial Products Corp. (“AIG-FP”), including AIG-FP’s rights to the Dow Jones — AIG Commodity IndexSM. Effective on May 7, 2009, the family of Dow Jones — AIG Commodity IndicesSM, including the Dow Jones — AIG Commodity Index 3 Month ForwardSM was rebranded to refer to UBS instead of AIG. Accordingly, all references in the accompanying product supplement no. 60-A-II to (1) the “Dow Jones — AIG Commodity IndexSM” and “DJ-AIGCISM” will be deemed to refer to the “Dow Jones — UBS Commodity Index,” (2) each index in the family of the Dow Jones — AIG Commodity IndicesSM will be deemed to refer to a rebranded Dow Jones — UBS Index and (3) “AIG Financial Products” and “AIG-FP” will be deemed to refer to UBS. We and our affiliates have entered into a non-exclusive license with Dow Jones & Company, Inc. and UBS to use the Dow Jones — UBS Commodity Index and its sub-indices, including the Dow Jones — UBS Commodity Index 3 Month ForwardSM in connection with the offering of securities, including the notes.

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance returns by multiplying a positive Index Return by the Upside Leverage Factor of 1.34, up to the Maximum Total Return on the notes of 18.09%, for a maximum payment at maturity of $1,180.90 for every $1,000 principal amount note. The notes may be appropriate for investors anticipating moderate appreciation in the Index during the term of the notes and those seeking to enhance returns through leverage within the specified range of performance in exchange for a Maximum Total Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of the notes is protected against a decline in the Ending Index Level, as compared to the Initial Index Level, of up to 15%. If the Ending Index Level declines by more than 15%, for every 1% decline of the Index beyond 15%, you will lose an amount equal to 1.1765% of the principal amount of your notes.
  DIVERSIFICATION OF THE DOW JONES — UBS COMMODITY INDEX 3 MONTH FORWARDSM — The Index is a version of the Dow Jones — UBS Commodity Index that trades longer-dated commodity futures contracts. The Index is composed of exchange-traded futures contracts on physical commodities and is designed to be a highly liquid and diversified benchmark for commodities as an asset class. Its component weightings are determined primarily based on liquidity data, which is the relative amount of trading activity of a particular commodity. The Index follows the methodology of the Dow Jones — UBS Commodity Index, except that the futures contracts used for calculating the Index are advanced, as compared to the Dow Jones — UBS Index, such that the delivery months for the reference contracts are three months later than those of the corresponding reference contracts used for the Dow Jones — UBS Commodity Index. See “The Dow Jones — AIG Commodity IndexSM” in the accompanying product supplement no. 60-A-II, as supplemented by “Supplemental Information About the Index” above, for additional information about the Index.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 60-A-II. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Dow Jones — UBS Commodity Index 3 Month ForwardSM	PS-1

investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly complete IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 60-A-II.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed on a leveraged basis to any decline in the Ending Index Level beyond the 15% buffer, as compared to the Initial Index Level.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Index Level is greater than the Initial Index Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 18.09%, regardless of the appreciation in the Index, which may be significant.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  COMMODITY PRICES ARE CHARACTERIZED BY HIGH AND UNPREDICTABLE VOLATILITY, WHICH COULD LEAD TO A HIGH AND UNPREDICTABLE VOLATILITY IN THE INDEX — Market prices of the commodity options futures contracts underlying the Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships; governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may affect the level of the Index in varying ways, and different factors may cause the value of different commodities included in the Index, and the commodity futures contracts of their prices, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes linked to the Index. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Dow Jones — UBS Commodity Index 3 Month ForwardSM	PS-2

  COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — The commodity futures contracts that underlie the Index are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the value of the Index. The United States Congress has considered legislation that might, if enacted, subject us to position limits on positions in commodity futures contracts. Such restrictions may result in a modification of the rules, which may, in turn, have a negative effect on the level of the and your payment, if any, at maturity. In addition, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 60-A-II for more information.
  OWNING THE NOTES IS NOT THE SAME AS OWNING ANY COMMODITY FUTURES CONTRACTS — The return on your notes will not reflect the return you would realize if you actually held the commodity contracts replicating the Index. The Index synthetic portfolio is a hypothetical construct that does not hold any underlying assets of any kind. As a result, a holder of the notes will not have any direct or indirect rights to any commodity contracts.
  SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED OPTIONS FUTURES MARKETS MAY ADVERSELY AFFECT THE LEVEL OF THE INDEX, AND THEREFORE THE VALUE OF THE NOTES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your notes.
  HIGHER FUTURES PRICES OF THE COMMODITY FUTURES CONTRACTS UNDERLYING THE INDEX RELATIVE TO THE CURRENT PRICES OF SUCH CONTRACTS MAY AFFECT THE VALUE OF THE INDEX AND THE VALUE OF THE NOTES — The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the Index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “roll yield.” While many of the contracts included in the Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times and there can be no assurance that backwardation will exist at times that are advantageous, with respect to your interests as a holder of the notes, to the valuation of the Index. The presence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the value of the Index and thus the value of notes linked to the Index.
  INVESTMENTS RELATED TO THE VALUE OF THE INDEX MAY BE MORE VOLATILE THAN TRADITIONAL SECURITIES INVESTMENTS — The value of the Index is subject to variables that may be less significant to the values of traditional securities such as stocks and bonds, and where the return on the securities is not related to commodities or commodities futures contracts. Variables such as changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, weather, trade, fiscal, monetary and exchange control policies may have a larger impact on commodity prices and commodity-linked indices than on traditional securities. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities and may cause the levels of the Index to move in unpredictable and unanticipated directions and at unpredictable or unanticipated rates.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the volatility of the Index and the underlying futures contracts;
    the time to maturity of the notes;
    the market price of the physical commodities upon which the futures contracts underlying the Index are based;
    interest and yield rates in the market generally;
    economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the commodities underlying the Index or markets generally and which may affect the value of the commodity futures contracts, and thus the closing levels of the constituents; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Dow Jones — UBS Commodity Index 3 Month ForwardSM	PS-3

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Dow Jones — UBS Commodity Index 3 Month ForwardSM?

The following table, graph and examples illustrate the hypothetical total return at maturity on the notes. The Ending Index Level used to calculate the Index Return is not subject to any tracking error. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Index Level of 280 and reflect the Upside Leverage Factor of 1.34 and the Maximum Total Return on the notes of 18.09%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and graph and examples have been rounded for ease of analysis.

Index Closing Level	Index Return	Total Return

504.00	80.00%	18.090%
462.00	65.00%	18.090%
420.00	50.00%	18.090%
392.00	40.00%	18.090%
364.00	30.00%	18.090%
322.00	20.00%	18.090%
317.80	13.50%	18.090%
308.00	10.00%	13.400%
294.00	5.00%	6.700%
282.80	1.00%	1.340%
280.00	0.00%	0.000%
266.00	-5.00%	0.000%
252.00	-10.00%	0.000%
238.00	-15.00%	0.000%
224.00	-20.00%	-5.882%
196.00	-30.00%	-17.647%
168.00	-40.00%	-29.412%
140.00	-50.00%	-41.176%
112.00	-60.00%	-52.941%
84.00	-70.00%	-64.706%
56.00	-80.00%	-76.471%
28.00	-90.00%	-88.235%
0.00	-100.00%	-100.000%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table on the previous page are calculated.

Example 1: The level of the Index increases from the Initial Index Level of 280 to an Ending Index Level of 294. Because the Ending Index Level of 294 is greater than the Initial Index Level of 280 and the Index Return of 5% multiplied by 1.34 does not exceed the Maximum Total Return of 18.09%, the investor receives a payment at maturity of $1,067.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (5% x 1.34)] = $1,067.00

Example 2: The level of the Index decreases from the Initial Index Level of 280 to an Ending Index Level of 238. Although the Index Return is negative, because the Ending Index Level of 238 is less than the Initial Index Level of 280 by not more than the Buffer Amount of 15%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Index increases from the Initial Index Level of 280 to an Ending Index Level of 392. Because the Ending Index Level of 392 is greater than the Initial Index Level of 280 and the Index Return of 40% multiplied by 1.34 exceeds the Maximum Total Return of 18.09%, the investor receives a payment at maturity of $1,180.90 per $1,000 principal amount note, the maximum payment on the notes.

Example 4: The level of the Index decreases from the Initial Index Level of 280 to an Ending Index Level of 196. Because the Index Return is negative and the Ending Index Level of 196 is less than the Initial Index Level of 280 by more than the Buffer Amount of 15%, the investor receives a payment at maturity of $823.53 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (-30% + 15%) x 1.1765] = $823.53

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Dow Jones — UBS Commodity Index 3 Month ForwardSM	PS-4

Historical Information

The following graph sets forth the historical performance of the Dow Jones — UBS Commodity Index 3 Month ForwardSM based on the weekly closing level of the Index from January 7, 2005 through January 22, 2010. The closing level of the Index on January 22, 2010 was 274.5314. We obtained the closing level of the Index below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the pricing date or the Observation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMSI, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMSI or one of its affiliates in connection with hedging our obligation under the notes. In accordance with NASD Rule 2720, JPMSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMorgan Structured Investments — Buffered Return Enhanced Notes Linked to the Dow Jones — UBS Commodity Index 3 Month ForwardSM	PS-5